Annual Report

Cover Page

Name of issuer:

VooDoo Spirits, Inc.

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: DE

Date of organization: 7/11/2012

Physical address of issuer:

108 Cliffside Dr.
Canandaigua NY 14424

Website of issuer:

http://www.tambour-original.com/

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

1

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$135,070.38	$136,346.46
Cash & Cash Equivalents:	$1,481.69	$49,163.66
Accounts Receivable:	$14,363.23	$9,410.40
Short-term Debt:	$27,006.46	$10,105.73
Long-term Debt:	$0.00	$0.00
Revenues/Sales:	$12,447.10	$9,420.11
Cost of Goods Sold:	$7,355.03	$8,192.90
Taxes Paid:	$2,257.38	$2,319.74
Net Income:	($56,176.81)	($28,707.02)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

VooDoo Spirits, Inc.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☑ Yes ☐ No

Reason for failure to comply:

The issuer failed to file a 2016 annual report.

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Victor Sinow	Principal Designer	Navitas Semiconductor	2018
Fred Muhleman	Consultant	Expense Reduction Analysts (ERA)	2018
Jacob Muhleman	President	VooDoo Spirits Inc.	2012

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Eric Newton	Chief Marketing Officer (CMO)	2012
Jacob Muhleman	President	2012
Jacob Muhleman	CEO	2012

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Jacob Muhleman	2535113.0 Common Stock	72.03

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

Given that we are crossing borders between our production and sales locations, there are geopolitical risks. We can mitigate these by paying for insurance, and keeping abreast of policy changes in Benin through our network, including contacts at the US Embassy in Benin.

Due to production in an underdeveloped country, there can be delays for any repairs to the equipment if spare parts are not readily available locally. However, we buy equipment that rarely needs extensive repairs and maintenance and we stock spare parts appropriately.

Raw material quality can vary due to seasonality, precipitation, and plant disease, but we mitigate this by spreading out our raw material supply to at least three suppliers.

A lower than expected rate of acceptance could slow our growth or stress our cash flow. Trying to sell the product in multiple locations with tailored marketing will mitigate this.

Other global liquor companies could recognize the potential of this type of palm spirit and try to replicate it. Being the first mover will give us an advantage and the increased competition would help validate the category.

Due to fewer routes to specific US ports, shipping from Africa can add extra costs for certain markets.

We will need to sign distribution agreements in all of the markets (each US State) that we want to sell in and not being able to come to an acceptable agreement in key markets could affect sales and profitability.

If we do not raise enough capital through a combination of this campaign and other equity and debt raises, we could have cash flow issues.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Common	5000000	3501940	Yes
Debt Securities	0	0	No

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	

24. Describe the material terms of any indebtedness of the issuer:

Convertible Note

Issue date	05/27/16
Amount	$237,790.00
Uncapped Note	Yes

Convertible Note

Issue date	11/20/17
Amount	$48,232.00
Interest rate	5.0% per annum
Discount rate	20.0%
Uncapped Note	Yes
Maturity date	11/20/19

All of these investments are in the form of convertible debt and thus will not be paid back in cash, only equity.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
5/2016	Regulation D, Rule 506(b)	Convertible Note	$237,790	General operations
11/2017	Regulation D, Rule 506(b)	Convertible Note	$84,312	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Name	Eric Newton
Amount Invested	$640.00
Transaction type	Loan
Issue date	12/30/17
Outstanding principal plus interest	$640.00 as of 04/06/18
Interest rate	0.0% per annum
Relationship	Officer

Name	Beth Muhleman
Amount Invested	$250.00
Transaction type	Loan
Issue date	09/18/16
Outstanding principal plus interest	$250.00 as of 04/06/18
Interest rate	0.0% per annum
Relationship	Mother of Director

Name	Jacob Muhleman
Amount Invested	$12,284.00
Transaction type	Loan
Issue date	12/28/17
Outstanding principal plus interest	$12,284.00 as of 04/06/18
Interest rate	0.0% per annum
Relationship	Director

Temporary loan to aid the cash flow of the company.

Name	Victor Sinow
Amount Invested	$5,000.00
Transaction type	Loan
Issue date	08/10/17
Outstanding principal plus interest	$5,000.00 as of 04/06/18
Interest rate	0.0% per annum
Maturity date	08/09/18
Relationship	Director

Name	Fred Muhleman
Amount Invested	$100.00
Transaction type	Loan
Issue date	06/15/16
Outstanding principal plus interest	$100.00 as of 04/06/18
Interest rate	0.0% per annum
Relationship	Director

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Our distillery has elevated sodabi, the traditional palm liquor of West Africa, from a cottage industry into a world-class spirit that retains the character and essence of its native roots. We work with local farmers to secure consistent, quality raw materials to produce refined palm liquor using industry-standard equipment and practices. After distillation, we infuse it with 14 ingredients to create a unique, aromatic, and complex flavor profile that results in a premium, award-winning spirit.
We first launched TAMBOUR ORIGINAL in sodabi's native region, with our production facility in the cosmopolitan heart of Benin, and over the past 3 years sales have grown in the region. We are now in the process of unveiling TAMBOUR ORIGINAL in the US and we hope to explore additional markets in the future. We believe that TAMBOUR ORIGINAL has a place in bars and stores alongside mezcal, soju, and other exotic liquors recently popularized in global markets just as it holds a place in the culture of Benin.

Milestones

VooDoo Spirits, Inc. was incorporated in the State of Delaware in July 2012.

Since then, we have:

- Silver Medalist: 2015 SF World Spirits Competition
- Silver Medalist: 2017 NY International Spirits Competition
- Benin Liqueur of the Year: 2017 NY International Spirits Competition
- United States federal sales approval (COLA)
- Consistent growth over past 4 yrs (combined West Africa and US markets)
- Contracted American importer and distributors are in place in 3 US markets (DC, MD, NY)

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $12,447.10 compared to the year ended December 31, 2016, when the Company had revenues of $9,420.11. Our gross margin was 40.91% in fiscal year 2017, compared to 13.03% in 2016.
- *Assets.* As of December 31, 2017, the Company had total assets of $135,070.38, including $1,481.69 in cash. As of December 31, 2016, the Company had $136,346.46 in total assets, including $49,163.66 in cash.
- *Net Loss.* The Company has had net losses of $56,176.81 and net losses of $28,707.02 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.
- *Liabilities.* The Company's liabilities totaled $27,006.46 for the fiscal year ended December 31, 2017 and $10,105.73 for the fiscal year ended December 31, 2016.

Related Party Transaction

Refer to Question 26 of this Form C for disclosure of all related party transactions.

Liquidity & Capital Resources

To-date, the company has been financed with $9,469 in debt and $286,022 in convertibles.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

VooDoo Spirits, Inc. cash in hand is $1,482, as of December 2017. Over the last three months, revenues have averaged $2,712.22/month, cost of goods sold has averaged $1,131.83/month, and operational expenses have averaged $12,014.61/month, for an average burn rate of $10,434.22 per month. Our intent is to be profitable in 12 months.

We are in the process of changing distributors and thus there haven't been new sales since the start of the year.

As we bring on two new distributors for 3 markets (DC, MD, and NY) we should see sales greatly pick up again.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

I, Jacob Muhleman, certify that:

(1) the financial statements of VooDoo Spirits, Inc. included in this Form are true and complete in all material respects ; and

(2) the tax return information of VooDoo Spirits, Inc. included in this Form reflects accurately the information reported on the tax return for VooDoo Spirits, Inc. filed for the fiscal year ended 2015.

Jacob Muhleman
President

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.tambour-original.com//invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

- Financials 1
- Financials 2
- Financials 3
- Financials 4

Appendix D: Director & Officer Work History

Eric Newton
Fred Muhleman
Jacob Muhleman
Victor Sinow

Appendix E: Supporting Documents


TWICE-DISTILLED
TAMBOUR
ORIGINAL
TWICE-DISTILLED
TAMBOUR
ORIGINAL

VOODOO SPIRITS

Tambour Original: Born in Africa, celebrated in the USA

$84,312 raised from **141** investors
Successfully Funded on Sep 25 2016

> *Our distillery has elevated sodabi, the traditional palm liquor of West Africa, from a cottage industry into a world-class spirit that retains the character and essence of its native roots. We work with local farmers to secure consistent, quality raw materials to produce refined palm liquor using industry-standard equipment and practices. After distillation, we infuse it with 14 ingredients to create a unique, aromatic, and complex flavor profile that results in a premium, award-winning spirit.*



Jake Muhleman
PRESIDENT AND CO-FOUNDER, VOODOO SPIRITS

OUR AMBITION

We first launched TAMBOUR ORIGINAL in sodabi's native region, with our production facility in the cosmopolitan heart of Benin, and over the past 3 years sales have grown in the region. We are now ready to unveil TAMBOUR ORIGINAL in the US and we hope to explore additional markets in the future. We believe that TAMBOUR ORIGINAL has a place in bars and stores alongside mezcal, soju, and other exotic liquors recently popularized in global markets just as it holds a place in the culture of Benin.

KEY FACTS

- Silver Medalist: 2015 SF World Spirits Competition
- United States federal sales approval (COLA)
- Consistent growth in local markets over past 3 yrs
- Contracted American importer and brand representative in place

DOCUMENTS

Tambour_Prospectus_Wefunder.pdf
Video Transcript

tambour-original.com *from Canandaigua NY* FOOD DISTILLERY ALCOHOL

Why I Like VooDoo Spirits

I was in New York when I first heard about Tambour and had the opportunity to taste the product in Cotonou in 2015. I must say that I was impressed by the quality of the product and on my way back to the US, I brought a few bottles to my friends in Boston, NY, and Toronto. Since then Tambour has become my drink and my friends in the US & Canada have not stopped asking me for more bottles. Tambour is a high quality product that I recommend to everybody in Benin, in Africa and in the world.

Jean-Philippe Houssou
BENINESE NATIONAL WHO HAS LIVED IN THE US FOR OVER 12 YEARS

THE BUZZ ABOUT VOODOO SPIRITS

Tambour is a breath of fresh air to the North American spirit market. It also brings an historical connection to the African American and Canadian ancestry. As well, it is a very pleasant refreshing drink.

Hon. Peter L. McCreath
Founding Chair, Nova Scotia Liquor Corp. and Managing Director, Dartmouth Spirits Inc.

I came across Tambour while living in West Africa and it blew me away. Its high quality, rich and exotic flavor, and smooth aftertaste make it hard to put down. The company's incredible story and local roots make me proud to be one of the few in the United States who has experienced it. It's like nothing you've tasted before and will be your drink of choice when you are done. I look forward to the day when I don't have to travel to West Africa to have a taste.

Logan Combest-Friedman
American filmmaker based in Benin for 4 years

Tambour Sodabi is a quality beverage and it is even better when used for cocktail drinks. Tambour Sodabi is a great improvement of the Beninese traditional alcohol. I have enjoyed this product since the first time I tried it three years ago when I was living in Benin. I am excited that it is going to be available in the United States and can't wait to introduce it to my friends and colleagues.

Bijan Manavizadeh
Former Peace Corps Volunteer in Benin (2012-2015)

OnFrontiers

Can an American Entrepreneur Bottle and Export Benin's Voodoo Spirit?

Palm wine has a long and illustrious history as the moonshine of West Africa. For years, farmers have tapped the sap from palm trees and let it ferment in any kind of container - from a gourd shell to a sawed-off plastic jerry can.
June 9, 2016 @ onfrontiers.com

JA

Boissons : avec "Tambour", le sodabi conquiert les bars a cocktail - JeuneAfrique.com

En misant sur la qualite et un design tres etudie, deux Americains sont en passe de faire de cette liqueur ouest-africaine traditionnelle un incontournable des bars a cocktail. Et ce grace a leur marque denommee "Tambour" qui se fournit aupres de
June 6, 2016 @ jeuneafrique.com

AFRICAN HAPPY HOUR

Sodabi: the West African palm-spirits - African Happy Hour

Typical West African spirits, sodabi is a palm liquor obtained from distilling palm wine. The word sodabi, it is said, comes from the name of its Beninese inventor, who learnt the distillation technique from the European in the early twentieth century. It is
January 28, 2016 @ africanhappyhour.com

Sodabi tambour: un spiritueux beninois qui s'exporte

Le Sodabi, un spiritueux traditionnel beninois obtenu a partir de la distillation du vin de palme se modernise. Ecce Africa: Comment est nee l'idee de fabriquer le Sodabi Tambour ? Si le procede de fabrication de la boisson etait, jusque-la, reste identique a

August 25, 2015 @ ecceafrica.com

Local Man Launches New Spirits Venture in Africa

A local Rochester man, Jake Muhleman had an idea while he was in France doing his MBA and partnered with a past Peace Corp advisor in West Africa to start a micro distillery in West Africa after trying a local product there called Sodabi.

July 18, 2014 @ blogs.democratandchronicle.com

The International Start-Up the topic of discussion with our second guest Jake Muhleman. The recent International MBA graduate of the EDHEC Business School in Nice France is launching a socially responsible export business in Benin, West Africa.

the CEO Hour, October 26th, 2012. Jake Muhleman | Entrepreneur | Exports to West

Production, Adoption, and Promotion

We label and number each bottle by hand before distribution, and that care has not gone unnoticed. Locally, Tambour Original has been enjoyed by the former US Ambassador to Benin, as well as the King of Ouidah (pictured below) in Southern Benin. Additionally, we have participated in a number of tastings at festivals and fetes, and have earned placement on the shelves of some of the most upscale supermarkets and bars in the country.


TAMBOUR
ORIGINAL






Our Signature Cocktails

Smooth and intense, the flavors of Tambour Original go with everything from pineapple juice or passion fruit, to banana and chocolate. Find out more information and specific recipes on our website: www.tambour-original.com










Marketing Materials in Africa

An example of our Francophone West African focused marketing. Unique materials will be developed appropriate to the advertising norms and trends of the United States and other markets.







TAMBOUR
ORIGINAL™
DISPONIBLE
ICI
MADE IN
BENIN

3 Years of Year-Over-Year Growth in West Africa

Our problem is one of capital, not demand. Although our sales have been increasing steadily in Benin and Togo over the past 3 years, we operate out of a relatively small facility and our output is capped at current rates. At current production levels marginal profitability is positive (and could be further increased through economies of scale as we grow), but in order to increase output and begin profitably exporting to the United States we need access to more space and additional equipment.



Tambour Original™ Sales Volumes (Euros*)
6000
5000
4000
3000
2000
1000
0
Amount (Euros)
2013-Q2
Q3
Q4
2014-Q1
Q2
Q3
Q4
2015-Q1
Q2
Q3
Q4
2016-Q1
Time (Quarters)

* Euros were chosen as the local currency in Benin (XOF) is tied to the Euro. We did not want to introduce a foreign exchange bias to our numbers

** Note: Spikes in sales in Q4 are normal in the alcohol industry due to an increase in gifts and parties at the end of the year

Steady Growth

Steady year over year growth.

Meet the Founders

Three former UCLA sailing team members pair up to start an alcohol business in West Africa



Jake Muhleman

President and Co-Founder

MIT engineer with an MBA from Edhec Business School (Nice, France) and 3.5 years work experience in Benin; Favorite Cocktail: Hidden Passion



Eric Newton

Co-Founder

Former Peace Corps Volunteer with 3.5 years work experience in Benin; Favorite Cocktail: African Queen



Kassandra Klaritsch

Co-Founder

Former Head of Marketing at an organic French winery; current Financial Controller at Neilson; Favorite Cocktail: African Sunrise

Raised $330,577 From 141+ Investors

Jake Muhleman
President and co-founder of VooDoo Spirits, Inc

Chloe Ruebeck
I'm a psychologist with a passion for supporting small business growth.

Davis Jones
Hi I'm Davis. I've founded two startups and have been a part of the equity crowdfunding community since 2012. Let's change the world together!

Lilly Fine

Ty Sharpe
Small Investor, portfolio with traditional brokerage firms, Looking for non-traditional investing

Paco Perez

MORE INVESTORS

Interview

– COLLAPSE ALL

WF: What's new about what you're making? How is it different?

VS: At VooDoo Spirits, we are making the first premium version of sodabi, a category of liquor that is characterized by its robustness, versatility, and mystic. We are proud to introduce our own refined version of sodabi, a time-honored and culturally significant spirit from West Africa. We have elevated this previously unsung and relatively unnoticed palm spirit into a beverage that appeals to both African markets and American appetites. Distilled from palm trees from Benin, West Africa, TAMBOUR ORIGINAL has a unique flavor profile that is puissant, yet subtly sweet and aromatic. Poised to be the very first brand of sodabi on the US market, TAMBOUR ORIGINAL is an ambassador of the West African palate, and will transport you to the tropical coastline of Benin.

WF: What specifically will you use the funding raised on Wefunder for?

VS: Our priority is to increase our production capacity to be able to handle the volumes necessary for profitable export. Funding will enable us to have sufficient working capital to purchase raw materials and cover other costs associated with the production increase. The amount of money that we raise will determine the type of equipment that we can buy to do this. To accommodate this new equipment and expansion, we will move our production facility to a larger space. Our ideal raise would be $100k through Wefunder to accomplish our goals in the most efficient way; although, as little as $20k paired with other fundraising activities such as bank financing, would also greatly help us achieve our growth targets.

WF: How big is the market?

VS: The US liquor market is a $24.1 billion a year market for suppliers, with a steady growth over the past 10 years,* which includes taking share away from beer for the past 6 years in the overall alcoholic beverage market.** With the increasing demand for liquor in the US and current trends showing a surge in American consumers trying new and exotic liquors,*** there is a gap in the spirits market that TAMBOUR ORIGINAL can fill.

*Supplier gross revenue of the distilled spirits industry in the United States from 2005 to 2015 (in billion U.S. dollars)

**Distilled Spirits Deliver Steady Sales Growth of 4.1 Percent in 2015

***Around 1,800 new spirits products have been launched in the US in the past three years, resulting in around $1.5 billion in sales in 2011. Reference: Emily Bryson York, Chicago Tribune Reporter, Liquor, wine continue to take share from beer sales, Liquor, wine continue to take share from beer sales (January 31, 2012)

WF: Who are your competitors? How are you different?

VS: In Africa, our main competitors are not other sodabi brands, but rather imported premium liquors, such as Johnny Walker (i.e. Red and Black labels), which are products at similar price points that appeal to similar demographics. Meanwhile, in the US, our competition will consist of premium, imported, and craft products. What differentiates TAMBOUR ORIGINAL from the other players in the market is the fact that it is a pioneer in a completely new category of spirits, thus appealing to the growing segment of trendsetting, adventurous consumers looking to try the next new thing. Moreover, there is a very limited selection of African liquors on the shelves (e.g. Amarula from South Africa), which will allow TAMBOUR ORIGINAL to stand out even more.

WF: What do you understand about your business that others don't get?

VS: VooDoo Spirits prides ourselves on our successes in navigating the complexities of doing business in Africa and establishing strong relationships in the region. We have found a way to tap into the growing local market and deliver an alluring product that is relatable to consumers, yet enticing and fresh at the same time. There is a value in refining previously unknown local goods, giving them a place in the larger global market (e.g. kombucha, coconut water, acai berries). We are pioneers in the African spirits market, not only addressing the gap in the spirits market, but also capitalizing on the opportunity-rich African market that will lead the way to a bright future for the local economy. By developing a unique product and hard-to-replicate network connections, we have created a true value for our stakeholders, including local farmers, employees, investors, and customers.

WF: What's your biggest risk? What keeps you up at night?

VS: While Voodoo Spirits has a significant and growing foothold in our current market, we are still a small company producing at a small scale. Therefore raising sufficient funds in order to increase our capacity to begin and maintain overseas export, while still staying profitable, is a significant concern. Through outlets like Wefunder, we hope to inform people of our mission, and engage people who share a passion for diverse cultural exchanges and the food of West Africa. By supporting us, we are giving individuals a personal stake in bringing this unrivaled drink to the United States. Our biggest risk is not raising the appropriate funds to be able to increase our capacity in order to be profitable and meet product demand. Currently, we are marginally profitable, but in order to cover all of our fixed costs and to be truly profitable, we need to increase sales beyond our fully utilized current production capacity.

WF: How are you helping the local economy?

VS: VooDoo Spirits is reinvigorating the local economy through the creation of a high quality brand of sodabi. We feel that one of the best ways to develop the region is by providing sustainable employment and increasing the value of goods in the region by processing them, instead of simply selling commodities. Our business practices are based on providing fair and equal wages. Our successes thus far are an attestation to the close partnerships that we have developed over the years—we put a high value on our established relationships with local farmers, our staff, and other regional partners. Our business has created a premium product that can help to diversify the country's exports and positively impact local communities.

WF: How are you ensuring environmental sustainability?

VS: We have researched sustainable harvesting methods of the *Elaeis guineensis* palm used in sodabi production, which is the same species of palm tree that is currently being cultivated in Asia. We intend to test these existing farming techniques to determine whether or not they can improve our environmental impact. If successful, we will work with our farmers to implement these harvesting methods to extend the life of the palm trees. Moreover, we are exploring the idea of Rainforest and/or Organic certification to better showcase our processes.

WF: How will you make money?

VS: Our distillery plans on making money by selling TAMBOUR ORIGINAL in stores, bars, and restaurants nationwide. Our launch product appeals to a generation of people who are not only interested in trying new products, but can afford it. Our local price in West Africa is roughly $18 USD, which translates to just under $40 a bottle in the US due to shipping, taxes, and the three-tiered alcohol system. Strategic partnerships, word-of-mouth, and brand ambassadors will aid in the marketing and adoption of TAMBOUR ORIGINAL. VooDoo Spirits will tactically sell TAMBOUR ORIGINAL throughout the USA, starting in just one or two key markets and strategically expanding as our capacity and demand increases.

WF: How do you acquire customers?

VS: In Africa, our customer base is developed through word of mouth, event sponsorship, promotional campaigns, and positive press. In the USA, we plan on targeting tastemakers in the spirits industry, such as mixologists and other grassroots influencers to help carry the message of our product as formal or informal brand ambassadors. Social media will also play an important role in creating buzz around TAMBOUR ORIGINAL. Our hope is to convert early adopters to loyal followers. Moreover, our brand manager has various distribution contacts throughout the country that will help in the placement of TAMBOUR ORIGINAL in the proper venues.

WF: Who is your target consumer?

VS: In African markets, we target affluent locals, expats, and tourists. In the US we plan on targeting adventurous 21-35 year olds* with disposable income. A large percentage of this segment live in large cities that typically have more ethnic diversity,** which contributes to open-mindedness, expanded palates and a desire to try new things from around the world***. Additionally, members of the Beninese and West African diaspora are also centered in these areas, and thus, it will give these assumed early adopters a chance to become valued informal brand ambassadors by sharing a product from their homeland with their friends.

*http://www.beveragedaily.com/Markets/From-cocktails-to-craft-What-do-millennials-want-in-alcoholic-b...

**http://www.inc.com/tess-townsend/these-are-the-top-10-cities-for-wealthy-millennials.html

***http://www.moneytalksnews.com/the-10-most-racially-diverse-cities-america/

WF: What are the different ways to consume Tambour Original?

VS: TAMBOUR ORIGINAL might have its roots in the tropics, but it may be enjoyed in a variety of ways year round. You may try our palm liquor infused with 14 ingredients—including honey, dates, and hibiscus flowers—straight up, on the rocks, or in cold or even warm cocktails. Liven up your favorite savory or sweet dishes with TAMBOUR ORIGINAL for a *je ne sais quoi* taste. In addition to the cocktails listed on our site, we love TAMBOUR ORIGINAL in our homemade eggnog, duck pate, shrimp marinade, and chocolate truffles. Whatever way you choose to savor TAMBOUR ORIGINAL, you can be sure that it will transform your dining experience.

WF: What products will be available in your US launch?

VS: For our US product launch, we plan to introduce our standard 750ml bottle and mini 50ml bottle. In March 2016, we introduced a mid-size 375ml version to the Beninese market, and will roll it out to the US market if the market demands. Furthermore, our distillery has been aging a special reserve of TAMBOUR ORIGINAL in French oak barrels that we cannot wait to share with our loyal customers in the future. One batch has already been aged for two years, but we have yet to announce the release date. We also have plans to expand our product line to different variations of sodabi and/or other spirit categories for export and regional markets.

WF: When will TAMBOUR ORIGINAL be available in the US and where?

We are still finalizing this and do not want to give forward-looking information. We will provide updates through this campaign as soon as we have definitive information.

WF: What about markets outside of the US and West Africa?

VS: We are certainly interested in other markets and have had preliminary discussions with a number of importers and distributors. Further expansion will depend on our ability to increase our capacity and the strength of strategic partnerships that we will be able to form. New market priorities could be influenced by investors' interests and connections as well.

WF: Why the name TAMBOUR ORIGINAL?

VS: Tambour [tam-boo r] is the French word for drum. Taking a note from the world-renowned musical culture of the region, TAMBOUR ORIGINAL is a proud testament to the rigor, discipline, and complexity of the drumming beats that have graced West Africa for generations. It is with these values in mind that we present TAMBOUR ORIGINAL, a redefinition of sodabi that salutes the bright future of West Africa by maintaining the traditions that got it there.

WF: Why VooDoo Spirits?

VS: VooDoo Spirits was inspired by Voodoo (or Vodou) which is an animistic religion that originated in Benin. Voodoo is both widely practiced and a major influence on the culture and local practices. Furthermore, sodabi often plays an integral part in many Voodoo ceremonies. VooDoo Spirits is also a play on words as 'spirits' can mean alcohol, or it can represent the spirits worshiped. Ultimately, our company name aims to pay homage to the rich history, culture, and people of the region.

WF: What is your company structure?

VS: VooDoo Spirits, Inc. is a Delaware incorporated C-Corp with headquarters located in Upstate New York. VooDoo Spirits is an 100% owner of the subsidiary production company, La Distillerie Beninoise, SARL (roughly equivalent to an LLC in the US), located in Benin.

WF: What is the process of producing TAMBOUR ORIGINAL and how does it differ from other brands of sodabi?

VS: Palm tree sap is extracted from the *Elaeis guineensis* palm and fermented. After fermentation is complete, the fermented sap, now called palm wine, is distilled. In other sodabis, this is often only done once. Sodabi is often then sold as is, or mixed with a variety of herbs, fruits, and spices in the home and consumed as a shot, often as a form of local medicine. However, with TAMBOUR ORIGINAL, we distill the mash twice for a more refined spirit, using industry-standard machinery. We infuse a combination of 14 ingredients in our liquor for 3 months before filtering and bottling our product in-house thus ensuring batch conformity and superior quality.

WF: Aren't there controversies surrounding palm plantations (i.e. palm oil)? ^

Although sodabi is produced by the same species from which palm oil is extracted (*Elaeis guineensis*), the environmental impact is not the same. The palm trees
that we use are native to West Africa, and thus are not a burden to the local ecosystem. Moreover, we will be able to reduce deforestation due to sodabi production by implementing new and environmentally friendly sap-tapping methods.

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ASK QUESTION

Sylvain Croci Sep 17 2016

what is your production capacity at this moment ?

Jake Muhleman President and Co-Founder FOUNDER Sep 17 2016

Our capacity (currently fully utilised) is around 350 750mL bottles a month. This should more than triple with the equipment that we plan on buying with the money that we have already raised in this campaign.

LIKE

Bill Combes Mar 9 2017

Any updates? I show my investment in "escrow" on WeFunder.

Jake Muhleman President and Co-Founder FOUNDER Mar 15 2017

Thanks for your question, Bill, and I apologize for not providing an update sooner. We did, in fact, recently receive the totality of the money from Wefunder. I'm not sure how long the status takes to update in their system.

Even though we did not have all of the funds until recently, that does not mean that we have not been busy implementing our campaign goals. Around the end of the campaign, we started an exhaustive search for a new facility, identifying a good match in November. Since then we have been doing renovations and getting all of the government approvals in place for the new facility. We are waiting the final word from a few government agencies but hope to move-in soon. Already with our current equipment, the larger space will allow us to have a more efficient work-flow and we should see some productivity gains. Once installed with our current equipment, we will be buying a new still, which we have already identified.

On the US launch front, things are advancing. Tambour is currently available for sale in a handful of places in Washington, DC and New York City as well as being present at multiple events. Our second shipment is scheduled to leave Benin next Friday to help support our launch. Be sure to check out the locations section on our website (*www.tambour-original.com*) which is constantly being updated with the new locations where you can find Tambour.

I will send another update, with pictures, once we are installed in the new facility.

LIKE

MORE QUESTIONS


TWICE-DISTILLED
TAMBOUR
ORIGINAL

VOODOO SPIRITS

2017 Report

Dear investors,

As we increase production, we are excited to continue to increase our presence in the US and West Africa. We are excited to be in our new facility with our new still, made possible in part through your investment. We would gladly open our facility to any of you who find yourself in Benin for a free tour and tasting at your convenience. We are still looking for additional funding opportunities to fully utilize our new equipment, so feel free to let us know of any opportunities that you are aware of that could be a good fit for our company.

We need your help!

We ask for your continued support in purchasing and/or talking about TAMBOUR with your friends and family. Additionally, any contacts or introductions to establishments that would be a good fit for TAMBOUR in Washington, DC, Maryland, or New York would be greatly appreciated. Be sure to like and follow our Facebook page.

Sincerely,

Jake Muhleman
President and Co-Founder

Eric Newton
Co-Founder

Kassandra Klaritsch
Co-Founder

Our Mission

We first launched TAMBOUR ORIGINAL in sodabi's native region, with our production facility in the cosmopolitan heart of Benin, and over the past 3 years sales have grown in the region. We are now ready to unveil TAMBOUR ORIGINAL in the US and we hope to explore additional markets in the future. We believe that TAMBOUR ORIGINAL has a place in bars and stores alongside mezcal, soju, and other exotic liquors recently popularized in global markets just as it holds a place in the culture of Benin.

See our full profile

How did we do this year?

Report Card

B-

The Good

We ordered, bought and installed a new, higher capacity still.

We grew sales in the US in New York City and Washington, DC

We moved into a larger facility with the ability to grow multiple times over.

The Bad

We did not have a large enough marketing budget to optimize on the US market.

Due to supplier logistical error, it took longer than expected to move facilities and get new equipment imported and installed.

Late payments from distributors strained cash-flow more than anticipated.

2017 At a Glance

January 1 to December 31


$$$$

$12,447 +32%
Revenue



-$56,177
Net Loss


IOU!

$27,006 +167%
Short Term Debt



$56,232
Raised in 2017



$1,482
Cash on Hand



Months of Runway

INCOME | BALANCE | NARRATIVE

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Our distillery has elevated sodabi, the traditional palm liquor of West Africa, from a cottage industry into a world-class spirit that retains the character and essence of its native roots. We work with local farmers to secure consistent, quality raw materials to produce refined palm liquor using industry-standard equipment and practices. After distillation, we infuse it with 14 ingredients to create a unique, aromatic, and complex flavor profile that results in a premium, award-winning spirit.
We first launched TAMBOUR ORIGINAL in sodabi's native region, with our production facility in the cosmopolitan heart of Benin, and over the past 3 years sales have grown in the region. We are now in the process of unveiling TAMBOUR ORIGINAL in the US and we hope to explore additional markets in the future. We believe that TAMBOUR ORIGINAL has a place in bars and stores alongside mezcal, soju, and other exotic liquors recently popularized in global markets just as it holds a place in the culture of Benin.

Milestones

VooDoo Spirits, Inc. was incorporated in the State of Delaware in July 2012.

Since then, we have:

- Silver Medalist: 2015 SF World Spirits Competition
- Silver Medalist: 2017 NY International Spirits Competition
- Benin Liqueur of the Year: 2017 NY International Spirits Competition
- United States federal sales approval (COLA)
- Consistent growth over past 4 yrs (combined West Africa and US markets)
- Contracted American importer and distributors are in place in 3 US markets (DC, MD, NY)

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $12,447.10 compared to the year ended December 31, 2016, when the Company had revenues of $9,420.11. Our gross margin was 40.91% in fiscal year 2017, compared to 13.03% in 2016.
- *Assets.* As of December 31, 2017, the Company had total assets of $135,070.38, including $1,481.69 in cash. As of December 31, 2016, the Company had $136,346.46 in total assets, including $49,163.66 in cash.

- *Net Loss.* The Company has had net losses of $56,176.81 and net losses of $28,707.02 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.
- *Liabilities.* The Company's liabilities totaled $27,006.46 for the fiscal year ended December 31, 2017 and $10,105.73 for the fiscal year ended December 31, 2016.

Related Party Transaction

Refer to Question 26 of this Form C for disclosure of all related party transactions.

Liquidity & Capital Resources

To-date, the company has been financed with $9,469 in debt and $286,022 in convertibles.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

VooDoo Spirits, Inc. cash in hand is $1,482, as of December 2017. Over the last three months, revenues have averaged $2,712.22/month, cost of goods sold has averaged $1,131.83/month, and operational expenses have averaged $12,014.61/month, for an average burn rate of $10,434.22 per month. Our intent is to be profitable in 12 months.

We are in the process of changing distributors and thus there haven't been new sales since the start of the year.

As we bring on two new distributors for 3 markets (DC, MD, and NY) we should see sales greatly pick up again.

Net Margin: -451%

Gross Margin: 41%

Return on Assets: -42%

Earnings per Share: -$0.02

Revenue per Employee: $12,447

Cash to Assets: 1%

Revenue to Receivables: 87%

Debt Ratio: 20%

2016_Fiancial_Statements.pdf

2017_Fiancial_Statements.pdf

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2015_Financial_Statements-wat...

We ❤ Our 128 Investors

Thank You For Believing In Us

Jake Muhleman
Chloe Ruebeck
Davis Jones
Lilly Fine
Ty Sharpe
Paco Perez
Nick Grabenstein
Bill Combes
Arye Lipman
Timothy P Kysela
Oscar Jasklowski
Joseph MARES
Srinivas Gadiraju
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El Gato Greene
Lauren Mc
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Joel Curt
George Leslie-Waksman
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William Astillero
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Katherine Gullick
Zach Rich
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Filip Andretsudis
Martin Tarr
Henry Henderson
Michael Steven Bauerme...
Jennifer Byrnes
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David Macario
Stanley Forwand
Denise Frey
Jp Kratos
Sarah Allred
Jenna Phuntsok
Scott Fulk
Mark Battcock
Scott Ford Barber
Mike Waters
Michael Fowlie
Victor Sinow
Fred Muhleman
Serena Cheung
Joshua Shaw Cunningham
Sarah Stultz
John Danesi
Jesse Johnson
Jillian Reddy
Deborah Newton
Dan Schultz
John Jenks
Ari Miller
Russell Watters
Stephen William WALLS
Bill Clark
Jared Kraemer
James Penn
Murph Finnicum
John Macdonald
Benjamin Dairo
Shih Chiang Chung
Yehuda Smooha
Fakheruddin M Mustafa
Sam Olaniran
David Knauss
Beth Muhleman
Mark Huelsenbeck
Thomas J. Nespeca
Michael Feinstein
Leonard Bench
Julian Baker
Steve Brinkmeyer

Jeff Valentine
Van Duc Nguyen
Christopher JACKSON
Benjamin Judge
Sunny Wicks
Jacob Stultz
Shlomo Maital
Sarita Manigat
Drew Mutch
Aaron Christensen
Julio Castellan
Gregory John Munz
Susan Ahn
Anne Schier
Vikrant Bendale
James Mondoux
Bryan Heinlein
Steven Russo
Piotr Baidas
Felecia Marottoli
Jessi Bakula
Stephen Steger
Bendjebbar Pauline
Frank Fan
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Tony Dale
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Benoit Brocard
Brooks Reed
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William Edwards
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Jacopo Boscaino
Valerie Gastaud
Dean Roth
David L. Immonen
Vladimir Bridan
Vicki Day
Anand Agarwala
Daniel Nafziger
Jeremy May
Taylor McCoy
Abdulkabir Ajia
N Rod McCracken
Adrien Hausammann
Alexander Bakst
Kevin Farrelly
David Jamieson
Thaddeus Onwuka
Eric Y Hsi

Thank You!

From the VooDoo Spirits Team



Jake Muhleman
President and Co-Founder



Eric Newton
Co-Founder



Kassandra Klaritsch
Co-Founder

Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Victor Sinow	Principal Designer @ Navitas Semiconductor	2018
Fred Muhleman	Consultant @ Expense Reduction Analysts (ERA)	2018
Jacob Muhleman	President @ VooDoo Spirits Inc.	2012

Officers

OFFICER	TITLE	JOINED
Eric Newton	Chief Marketing Officer (CMO)	2012
Jacob Muhleman	President, CEO	2012

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
Jacob Muhleman	2,535,113 Common Stock	72.0%

Past Equity Fundraises

DATE	AMOUNT	SECURITY	EXEMPTION
05/2016	$237,790		Regulation D, Rule 506(b)
11/2017	$48,232		Regulation D, Rule 506(b)

The use of proceeds is to fund general operations.

Convertible Notes Outstanding

ISSUED	AMOUNT	INTEREST	DISCOUNT	VALUATION CAP	MATURITY
05/27/2016	$237,790			None	
11/20/2017	$84,312	5.0%	20.0%	None	11/20/2019

Outstanding Debts

LENDER	ISSUED	AMOUNT	OUSTANDING	INTEREST	MATURITY	CURRENT?
Kassandra Klaritsch	12/31/2016	$475	$475	0.0%		
Serena Cheung	06/11/2017	$8,000	$8,000	0.0%		

Related Party Transactions

Name	Eric Newton
Amount Invested	$640
Transaction type	Loan
Issued	12/30/2017
Outstanding principal plus interest	$640 as of 04/2018
Interest	0.0 per annum
Relationship	Officer

Name	Beth Muhleman
Amount Invested	$250
Transaction type	Loan
Issued	09/18/2016
Outstanding principal plus interest	$250 as of 04/2018
Interest	0.0 per annum
Relationship	Mother of Director

Name	Jacob Muhleman
Amount Invested	$12,284
Transaction type	Loan
Issued	12/28/2017
Outstanding principal plus interest	$12,284 as of 04/2018
Interest	0.0 per annum
Relationship	Director

Temporary loan to aid the cash flow of the company.

Name	Victor Sinow
Amount Invested	$5,000
Transaction type	Loan
Issued	08/10/2017
Outstanding principal plus interest	$5,000 as of 04/2018
Interest	0.0 per annum
Maturity	08/09/2018
Relationship	Director

Name	Fred Muhleman
Amount Invested	$100
Transaction type	Loan
Issued	06/15/2016
Outstanding principal plus interest	$100 as of 04/2018
Interest	0.0 per annum
Relationship	Director

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Common	5,000,000	3,501,940	Yes
Debt Securities	0	0	No

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	0
Options:	0

Risks

If we do not raise enough capital through a combination of this campaign and other equity and debt raises, we could have cash flow issues.

Raw material quality can vary due to seasonality, precipitation, and plant disease, but we mitigate this by spreading out our raw material supply to at least three suppliers.

Due to production in an underdeveloped country, there can be delays for any repairs to the equipment if spare parts are not readily available locally. However, we buy equipment that rarely needs extensive repairs and maintenance and we stock spare parts appropriately.

We will need to sign distribution agreements in all of the markets (each US State) that we want to sell in and not being able to come to an acceptable agreement in key markets could affect sales and profitability.

Due to fewer routes to specific US ports, shipping from Africa can add extra costs for certain markets.

Other global liquor companies could recognize the potential of this type of palm spirit and try to replicate it. Being the first mover will give us an advantage and the increased competition would help validate the category.

A lower than expected rate of acceptance could slow our growth or stress our cash flow. Trying to sell the product in multiple locations with tailored marketing will mitigate this.

Given that we are crossing borders between our production and sales locations, there are geopolitical risks. We can mitigate these by paying for insurance, and keeping abreast of policy changes in Benin through our network, including contacts at the US Embassy in Benin.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the shareholders may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor. For example, the shareholders may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. The shareholders may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. The shareholders have the right to redeem their securities at any time. Shareholders could decide to force the Company to redeem their securities at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability. In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted. Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Restrictions on Transfer

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor;
- as part of an offering registered with the U.S. Securities and Exchange Commission; or

- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of shares of Preferred Stock . As discussed in Question 13, when we engage in an offering of equity interests involving Preferred Stock , Investors may receive a number of shares of Preferred Stock calculated as either (i) the total value of the Investor's investment, divided by the price of the Preferred Stock being issued to new Investors, or (ii) if the valuation for the company is more than $4 million , the amount invested divided by the quotient of (a) the Valuation Cap ($4 million) divided by (b) the total amount of the Company's capitalization at that time. Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the Preferred Stock that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our board of directors . Among the factors we may consider in determining the price of Preferred Stock are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. In the future, we will perform valuations of our stock (including both common stock and Preferred Stock) that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

Company

VooDoo Spirits, Inc.

- Delaware Corporation
- Organized July 2012
- 1 employees

108 Cliffside Dr.
Canandaigua NY 14424

http://www.tambour-original.com/

Business Description

Refer to the VooDoo Spirits profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

VooDoo Spirits has previously not complied with the reporting requirements under Rule 202 of Regulation Crowdfunding.

The issuer failed to file a 2016 annual report.

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

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Jake Muhleman

Co-Founder and President at VooDoo Spirits, Inc.

Benin | Food & Beverages

Previous: Boston Scientific, Ultralife Corporation, MIT Media Lab

Education: EDHEC Business School

Send Jake InMail

500+ connections

https://www.linkedin.com/in/jakemuhleman

Background

Summary

Jake has successfully launched a socially responsible liquor production and export business in Benin, West Africa. With the main line product "Tambour Original", a distilled spirit product manufactured from the indigenous West African Palm tree, manufacturing continues round the clock and is being sold at the finest restaurants and stores throughout Benin and starting in neighboring countries. International trade expansions are under discussion, including a US launch.

There is a larger social aspect to the venture according to Christopher Carlsson, SpiritsReview.com – to quote Mr. Muhleman, "We are creating sustainable employment in a very impoverished area. Few products are make locally and we feel that by creating jobs and products, we can make an impact in the economic position of the country… and for employees.

Specialties: Entrepreneurship, Innovation, Social Enterprise, Mechanical Engineering, Supplier Interaction, Research and Development, International MBA, Leadership, Medical Devices, Technologies, African Business Development

Experience

Co-Founder and President
VooDoo Spirits, Inc.
July 2012 – Present (4 years 1 month) | Benin

Develop company operations in West Africa for production of liquor for local sales and international export; including:
- Developing supply network for raw materials
- Specifying/ordering distilling equipment
- Facility identification, development, and upkeep
- Investment/Funding identification and relations
- Process development for distillation
- Marketing analysis and brand name identification
- Sales and distribution support
- Incorporating multiple country branches

Mechanical Design Engineer - Research and Development
Boston Scientific
August 2009 – August 2011 (2 years 1 month) | Valencia, CA, USA

• Designed a next generation Spinal Cord Stimulation implantable medical device, with specific focus on lead design and testing
• Lead and organized technicians in parts builds and problem solving; coordinated design features with engineering teams; recommended and implemented equipment design features; and specified materials and selected suppliers
• Exceeds expectations performance rating, Checkered Flag Award
• 3 US patent applications relating to implantable lead designs and manufacturing processes

▾ 1 recommendation



Vatche Alexan
Manager II, Equipment Engineering at Boston Scientific Neuromodulation

I worked with Jake for a little over two years. He is a very detail oriented and responsible Engineer. All his projects were completed in a timely manner and were all successful. I would gladely work with Jake again. View↓

Engineering Intern - Military Division
Ultralife Corporation
June 2008 – August 2008 (3 months) | Newark, NY, USA

• Updated CAD drawings to include specifications and changes made during production using Autocad, Inventor, and Solidworks; worked with Product Stream and Enterprise vaulting systems

Undergraduate Research
MIT Media Lab
September 2007 – June 2008 (10 months) | Cambridge, MA, USA

• Helped design shared use prototype electric scooter for use in densely populated cities; worked on an inductive charging circuit to eliminate the necessity of plugging scooter in to charge

Engineering Intern
Maritime Applied Physics Corporation
June 2007 – August 2007 (3 months) | Baltimore, Maryland Area

• Designed, tested, and solid modeled systems and components for defense contractor; collected, summarized, and interpreted performance data; interacted with engineers and shop personnel to build prototype systems

Sailing Instructor, Race Team
Shelter Island Yacht Club
June 2006 – August 2006 (3 months) | Shelter Island Heights, NY, USA

• Coached intermediate and advanced sailors in both single-handed and double-handed boats; responsible for travel race regattas around Long Island Sound

New Technology Implementer
Haarstick Sailmakers
June 2005 – August 2005 (3 months) | Rochester, New York Area

• Converted sail material cutting system to a United Kingdom proprietary Windows based computer system from a 15 year old Unix-based and DOS system; self-taught three different computer languages and conversed with UK supplier via email to accomplish this task in three months
• Received performance bonus for contribution to the business

Languages

French
Limited working proficiency

English
Native or bilingual proficiency

Skills

Top Skills

- 41 Entrepreneurship
- 19 Engineering
- 18 Manufacturing
- 17 Solidworks
- 16 Product Development
- 16 Management
- 11 Leadership
- 10 Business Strategy
- 6 Teamwork
- 5 Mechanical Engineering

Jake also knows about...

- 3 Medical Devices
- 3 Research
- 3 CAD
- 3 Strategy
- 3 Market Analysis
- 2 Six Sigma
- 2 SolidWorks
- 1 MBA
- 1 Supplier Identification
- 1 Social Entrepreneurship
- 1 Social Enterprise
- 1 Product Design
- 1 Injection Molding
- 1 Minitab
- 1 Design of Experiments

See 9+ >

Education

EDHEC Business School
MBA, Global Leadership Track, Magna Cum Laude
2011 – 2012

Full time international MBA located in Nice, France with executive business trips: Sustainable Development in South Africa, Global Leadership in Singapore

Activities and Societies: Class Representative

1 recommendation

Filip Andretsudis
Marketer & Grower at SocialDrv

I worked with Jake during the initial planning face of implementing his business idea; that has currently become an existing venture of his. As head of the team working on the project, for our Business School's Entrepreneurship course, Jake showed... View ↓

University of California, Los Angeles
MS, Mechanical Engineering, 3.7/4.0
2008 – 2009

Focus in Design and Manufacturing

Activities and Societies: Skipper for UCLA sailing team at Course Croisière EDHEC in France and Volunteer Coach for UCLA sailing team

Massachusetts Institute of Technology
BS, Mechanical Engineering, 4.4/5.0

2004 – 2008

Minor in Management from Sloan School
Concentration in Electrical Engineering and Robotics

Activities and Societies: Varsity Sailing Team, Varsity Alpine Ski Team, Beta Theta Pi, "Sail-Bot" autonomous remote controlled boat

▾ 1 recommendation



Victor Sinow
Principal Engineer at FINsix

Jake is a dedicated, motivated, and proficient engineer with skills that range far beyond his discipline. His capacity to learn is excellent, as is his sense of pride in his work. He is a productive leader and I recommend him unreservedly. View↓

Webster Schroeder
1999 – 2004

Additional Info

- **Interests**

Sailing, Skiing, Entrepreneurship, Innovation, Consulting, Travelling

- **Personal Details**

Birthday March 29

Recommendations

Received (3) ▾ Given (2)

Mechanical Design Engineer - Research and Development
Boston Scientific



Vatche Alexan
Manager II, Equipment Engineering at Boston Scientific Neuromodulation

I worked with Jake for a little over two years. He is a very detail oriented and responsible Engineer. All his projects were completed in a timely manner and were all successful.
I would gladely work with Jake again.

April 18, 2012, Vatche managed Jake indirectly at Boston Scientific

MBA
EDHEC Business School



Filip Andretsudis
Marketer & Grower at SocialDrv

I worked with Jake during the initial planning face of implementing his business idea; that has currently become an existing venture of his. As head of the team working on the project, for our Business School's Entrepreneurship course, Jake showed great leadership, managerial and innovative skills. It was a pleasure to work with him, and very satisfying to see his idea... **more**

November 16, 2012, Filip studied with Jake at EDHEC Business School

BS
Massachusetts Institute of Technology



Victor Sinow
Principal Engineer at FINsix

Jake is a dedicated, motivated, and proficient engineer with skills that range far beyond his discipline. His capacity to learn is excellent, as is his sense of pride in his work. He is a productive leader and I recommend him unreservedly.

April 23, 2012, Victor studied with Jake at Massachusetts Institute of Technology

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